Exhibit 4.4

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL (WHICH MAY BE COMPANY COUNSEL) REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT AGREEMENT

To Purchase Shares of the Capital Stock of

GELESIS, INC.

Dated as of November 30, 2009 (the “Effective Date”)

WHEREAS, Gelesis, Inc., a Delaware corporation (the “Company”), has entered into a Forbearance and Second Loan Modification Agreement of even date herewith (the “Forbearance Agreement”) respecting that certain Loan and Security Agreement dated August 7, 2008, as amended (such Loan and Security Agreement, as amended, is referred to hereinafter as the “Loan Agreement”) with Hercules Technology II, L.P., a Delaware limited partnership (the “Warrantholder”);

WHEREAS, the Company desires to grant to Warrantholder, in consideration for, among other things, the financial accommodations provided for in the Forbearance Agreement, the right to purchase shares of the Class (as defined below) pursuant to this Warrant Agreement (the “Agreement” or the “Warrant”);

NOW, THEREFORE, in consideration of the Warrantholder executing and delivering the Loan Agreement and providing the financial accommodations contemplated therein, and in consideration of the mutual covenants and agreements contained herein, the Company and Warrantholder agree as follows:

SECTION 1. GRANT OF THE RIGHT TO PURCHASE CAPITAL STOCK.

For value received, the Company hereby grants to the Warrantholder, and the Warrantholder is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from the Company, up to Two Million (2,000,000) fully paid and non-assessable shares of the Class (as defined below) at a purchase price per share equal to the Exercise Price (as defined below). The number of, and Exercise Price for, such shares are subject to adjustment as provided in Section 8. As used herein, the following terms shall have the following meanings:

“Act” means the Securities Act of 1933, as amended.

“Charter” means the Company’s Articles of Incorporation, Certificate of Incorporation or other constitutional document, as may be amended from time to time.

“Class” means Common Stock; provided, that at any time and from time to time from and after the date of this Agreement up to and including the first anniversary hereof (the “Class Election Period”), the Warrantholder may, in its sole discretion and upon written notice to the Company, elect for the Class to be any other class and/or series of Company capital stock sold and issued by the Company in an Equity Financing occurring during the Class Election Period.

“Common Stock” means the Company’s common stock, $0.0001 par value per share;

“Equity Financing” means the sale and issuance by the Company, in a single transaction or series of related transactions, of shares of its capital stock to one or more investors for cash for financing purposes; provided, that “Equity Financing” shall not include the PureTech Bridge Financing or any issuances made to the Company’s employees or consultants pursuant to any equity incentive plan approved by the Board of Directors of the Company.

“Exercise Price” means (A) at any time when the Class is Common Stock, the lowest of (i) $0.17, or (ii) the fair value of a share of Common Stock as first determined after the date of this Agreement by (a) the Company’s Board of Directors, (b) an independent valuation of the Common Stock conducted pursuant to IRS Regulation 409A or otherwise, or (c) any other method approved in writing by the Warrantholder; or (B) if the Warrantholder exercises its right to change the Class to a class and series of Company capital stock sold and issued by the Company in an Equity Financing pursuant to the definition of “Class” above, the lowest effective price per share for which shares of Company capital stock are sold and issued in such Equity Financing (determined on a common stock equivalent basis if such capital stock sold and issued is Common Stock or a series of convertible preferred stock and/or if stock purchase warrants or other rights to purchase or acquire shares of the Company’s capital stock are issued to purchasers in such Equity Financing); and in all cases subject to adjustment from time to time in accordance with the provisions of this Agreement.

“Initial Public Offering” means the initial underwritten public offering of the Company’s Common Stock pursuant to a registration statement under the Act, which public offering has been declared effective by the Securities and Exchange Commission (“SEC”);

“Liquid Sale” means the closing of a Merger Event in which the consideration received by the Company and/or its stockholders consists solely of cash and/or freely-tradeable securities of a public reporting company of a class and series listed or quoted for trading on a national securities exchange or over-the-counter market.

“Merger Event” means a merger or consolidation involving the Company in which the Company is not the surviving entity, or in which the outstanding shares of the Company’s capital stock are otherwise converted into or exchanged for shares of capital stock of another entity, or a sale by the Company of all or substantially all of its assets, or any transaction or series of related transactions by which holders of outstanding shares of capital stock of the Company transfer shares representing a majority of the total outstanding combined voting power of the Company to another person or entity.

“PureTech Bridge Financing” means the sale and issuance by the Company to PureTech Ventures, LLC of subordinated promissory notes and/or shares of Company capital stock in aggregate amount not to exceed $850,000 that is consummated on or before December 31, 2009.

“Purchase Price” means, with respect to any exercise of this Agreement, an amount equal to the Exercise Price as of the relevant time multiplied by the number of shares of the Class requested to be exercised under this Agreement pursuant to such exercise.

“Rights Agreement” means that certain Amended and Restated Registration Rights Agreement between the Company and certain of its shareholders dated as of November 30, 2009.

SECTION 2. TERM OF THE AGREEMENT.

Except as otherwise provided for herein, the term of this Agreement and the right to purchase shares as granted herein shall commence on the Effective Date and shall be exercisable for a period ending upon the earliest to occur of (i) ten (10) years from the Effective Date; (ii) three (3) years after the Initial Public Offering; or (iii) the closing of a Liquid Sale.

SECTION 3. EXERCISE OF THE PURCHASE RIGHTS.

(a) Exercise. The purchase rights set forth in this Agreement are exercisable by the Warrantholder, in whole or in part, at any time, or from time to time, prior to the expiration of the term set forth in Section 2, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit I (the “Notice of Exercise”), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the Purchase Price in accordance with the terms set forth below, and in no event later than three (3) days thereafter, the Company shall issue to the Warrantholder a certificate for the number of shares of the Class purchased and shall execute the acknowledgment of exercise in the form attached hereto as Exhibit II (the “Acknowledgment of Exercise”) indicating the number of shares which remain subject to future purchases, if any.

The Purchase Price may be paid at the Warrantholder’s election either (i) by cash or check, or (ii) by surrender of all or a portion of the Warrant for shares of the Class to be exercised under this Agreement and, if applicable, an amended Agreement representing the remaining number of shares purchasable hereunder, as determined below (“Net Issuance”). If the Warrantholder elects the Net Issuance method, the Company will issue shares of the Class in accordance with the following formula:

	X =	Y(A-B) A

Where:	X =	the number of shares of the Class to be issued to the Warrantholder.

	Y =	the number of shares of the Class requested to be exercised under this Agreement.

	A =	the fair market value of one (1) share of the Class at the time of issuance of such shares of the Class.

B =	the Exercise Price.

For purposes of the above calculation, current fair market value of shares of the Class shall mean with respect to each share of the Class:

(i) if the exercise is in connection with an Initial Public Offering, and if the Company’s Registration Statement relating to such Initial Public Offering has been declared effective by the SEC, then the fair market value per share shall be the product of (x) the initial “Price to Public” of the Common Stock specified in the final prospectus with respect to the offering and (y) (i) 1, or (ii) if the Class is a series of convertible preferred stock, the number of shares of Common Stock into which each share of the Class is convertible at the time of such exercise;

(ii) if the exercise is after, and not in connection with an Initial Public Offering, and:

(A) if the Common Stock is traded on a securities exchange, the fair market value shall be deemed to be the product of (x) the average of the closing prices over a five (5) day period ending three days before the day the current fair market value of the securities is being determined and (y) (i) 1, or (ii) if the Class is a series of convertible preferred stock, the number of shares of Common Stock into which each share of the Class is convertible at the time of such exercise; or

(B) if the Common Stock is traded over-the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid and asked prices quoted on the NASDAQ system (or similar system) over the five (5) day period ending three days before the day the current fair market value of the securities is being determined and (y) (i) 1, or (ii) if the Class is a series of convertible preferred stock, the number of shares of Common Stock into which each share of the Class is convertible at the time of such exercise;

(iii) if at any time the Common Stock is not listed on any securities exchange or quoted in the NASDAQ National Market or the over-the-counter market, the current fair market value of a share of the Class shall be the product of (x) the highest price per share which the Company could obtain from a willing buyer (not a current employee or director) for shares of Common Stock sold by the Company, from authorized but unissued shares, as determined in good faith by its Board of Directors and (y) (i) 1, or (ii) if the Class is a series of convertible preferred stock, the number of shares of Common Stock into which each share of the Class is convertible at the time of such exercise, unless the Company shall become subject to a Merger Event, in which case the fair market value of a share of the Class shall be deemed to be the per share value received by the holders of the outstanding shares of the Class on a common equivalent basis pursuant to such Merger Event.

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Agreement representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

(b) Exercise Prior to Expiration. To the extent this Agreement is not previously exercised as to all shares subject hereto, and if the fair market value of one share of the Class is greater than the Exercise Price then in effect, this Agreement shall be deemed automatically exercised pursuant to Section 3(a) (even if not surrendered) immediately before its expiration. For purposes of such automatic exercise, the fair market value of one share of the Class upon such expiration shall be determined pursuant to Section 3(a). To the extent this Agreement or any portion thereof is deemed automatically exercised pursuant to this Section 3(b), the Company agrees to promptly notify the Warrantholder of the number of shares of the Class if any, the Warrantholder is to receive by reason of such automatic exercise.

SECTION 4. RESERVATION OF SHARES.

During the term of this Agreement, the Company will at all times have authorized and reserved a sufficient number of shares of the Class to provide for the exercise of the rights to purchase shares as provided for herein, and shall have authorized and reserved a sufficient number of shares of its Common Stock to provide for the conversion of the shares of the Class (if the Class is a series of convertible preferred stock) available hereunder.

SECTION 5. NO FRACTIONAL SHARES OR SCRIP.

No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Agreement, but in lieu of such fractional shares the Company shall make a cash payment therefor upon the basis of the Exercise Price then in effect.

SECTION 6. NO RIGHTS AS SHAREHOLDER/STOCKHOLDER.

This Agreement does not entitle the Warrantholder to any voting rights or other rights as a shareholder/stockholder of the Company prior to the exercise of this Agreement.

SECTION 7. WARRANTHOLDER REGISTRY.

The Company shall maintain a registry showing the name and address of the registered holder of this Agreement. Warrantholder’s initial address, for purposes of such registry, is set forth below Warrantholder’s signature on this Agreement. Warrantholder may change such address by giving written notice of such changed address to the Company.

SECTION 8. ADJUSTMENT RIGHTS.

The Exercise Price and the number of shares of the Class purchasable hereunder are subject to adjustment, as follows:

(a) Merger Event. If at any time there shall be Merger Event, then, as a part of such Merger Event, lawful provision shall be made so that the Warrantholder shall thereafter be entitled to receive, upon exercise of this Agreement, the number of shares or other securities or property of the successor corporation resulting from such Merger Event that would have been issuable if Warrantholder had exercised this Agreement immediately prior to the Merger Event. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Agreement with respect to the rights and interests of the Warrantholder after the Merger Event to the end that the provisions of this Agreement (including adjustments of the Exercise Price and number of shares of the Class purchasable) shall be applicable in their entirety, and to the greatest extent possible. Without limiting the foregoing, in connection with any Merger Event, upon the closing thereof (other than Liquid Sale), the successor or surviving entity shall assume the obligations of this Agreement. In connection with a Merger Event and upon Warrantholder’s written election to the Company, the Company shall cause this Warrant Agreement to be exchanged for the consideration that Warrantholder would have received if Warrantholder chose to exercise its right to have shares issued pursuant to the Net Issuance provisions of this Warrant Agreement without actually exercising such right, acquiring such shares and exchanging such shares for such consideration.

(b) Reclassification of Shares. Except as set forth in Section 8(a), if the Company at any time shall, by combination, reclassification, exchange or subdivision of securities or otherwise, change the outstanding shares of the Class into the same or a different number of securities of any other class/series or classes/series, this Agreement shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Agreement immediately prior to such combination, reclassification, exchange, subdivision or other change.

(c) Subdivision or Combination of Shares. If the Company at any time shall combine or subdivide it’s the outstanding shares of the Class, (i) in the case of a subdivision, the Exercise Price shall be proportionately decreased, and the number of shares of the Class issuable upon exercise of this Agreement shall be proportionately increased, or (ii) in the case of a combination, the Exercise Price shall be proportionately increased, and the number of shares of the Class issuable upon the exercise of this Agreement shall be proportionately decreased.

(d) Stock Dividends. If the Company at any time while this Agreement is outstanding and unexpired shall:

(i) pay a dividend with respect to the outstanding shares of the Class payable in shares of the Class, then the Exercise Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of the Class outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of the Class outstanding immediately after such dividend or distribution; or

(ii) make any other distribution with respect to the shares of the Class (or stock into which the shares of the Class are convertible), except any distribution specifically provided for in any other clause of this Section 8, then, in each such case, provision shall be made by the Company such that the Warrantholder shall receive upon exercise or conversion of this Warrant a proportionate share of any such distribution as though it were the holder of the shares of the Class (or other stock for which the shares of the Class are convertible) as of the record date fixed for the determination of the stockholders of the Company entitled to receive such distribution.

(e) Antidilution Rights. At all times (if any) where the Class is a series of convertible preferred stock, additional antidilution rights applicable to the shares of such Class purchasable hereunder are as set forth in the Company’s Charter and shall be applicable with respect to the shares issuable hereunder. The Company shall promptly provide the Warrantholder with any restatement, amendment, modification or waiver of any provision of the Charter applicable to the Class; provided, that no such amendment, modification or waiver shall impair or reduce the antidilution rights applicable to the Class unless such amendment, modification or waiver affects the rights of Warrantholder with respect to the shares of the Class purchasable hereunder in the same manner as it affects all outstanding shares of the Class. For the avoidance of doubt, there shall be no duplicate anti-dilution adjustment pursuant to this subsection (e), the forgoing subsection (d) and the Company’s Charter.

(f) Notice of Adjustments. If: (i) the Company shall declare any dividend or distribution upon the outstanding shares of the Class, whether in stock, cash, property or other securities; (ii) the Company shall offer for subscription pro rata to the holders of the outstanding shares of the Class any additional shares of stock of any class or other rights; (iii) there shall be any Merger Event; (iv) there shall be an Initial Public Offering; or (v) there shall be any voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Warrantholder: (A) at least twenty (20) days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of shares of the Class shall be entitled thereto) or for determining rights to vote in respect of such Merger Event, dissolution, liquidation or winding up; (B) in the case of any such Merger Event, dissolution, liquidation or winding up, at least twenty (20) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of shares of the Class shall be entitled to exchange their shares for, or otherwise receive, securities or other property deliverable upon such Merger Event, dissolution, liquidation or winding up); and (C) in the case of an Initial Public Offering, the Company shall give the Warrantholder at least twenty (20) days’ written notice prior to the effective date thereof.

Each such written notice shall set forth, in reasonable detail, (i) the event requiring the notice, and (ii) if any adjustment is required to be made, (A) the amount of such adjustment, (B) the method by which such adjustment was calculated, (C) the adjusted Exercise Price (if the Exercise Price has been adjusted), and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given by first class mail, postage prepaid, or by reputable overnight courier with all charges prepaid, addressed to the Warrantholder at the address for Warrantholder set forth in the registry referred to in Section 7.

(g) Timely Notice. Failure to timely provide such notice required by subsection (f) above shall entitle Warrantholder to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by Warrantholder.

SECTION 9. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

(a) Reservation of Shares. The shares of the Class issuable upon exercise of the Warrantholder’s rights have been, and at all times prior to exercise in full of this Warrant shall be (or will be within twenty (20) days following receipt of the written notice from the Warrantholder electing to cause this Warrant to be exercisable for a class of shares other than Common Stock), duly and validly reserved for issuance upon exercise hereof and, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and will be free of any taxes, liens, charges or encumbrances of any nature whatsoever; provided, that the shares issuable pursuant to this Agreement may be subject to restrictions on transfer under state and/or federal securities laws. The Company has made available to the Warrantholder true, correct and complete copies of its Charter and current bylaws. The issuance of certificates for shares of the Class upon exercise of this Agreement shall be made without charge to the Warrantholder for any issuance tax in respect thereof, or other cost incurred by the Company in connection with such exercise and the related issuance of shares of the Class; provided, that the Company shall not be required to pay any tax which may be payable in respect of any transfer and the issuance and delivery of any certificate in a name other than that of the Warrantholder.

(b) Due Authority. The execution and delivery by the Company of this Agreement and the performance of all obligations of the Company hereunder, including the issuance to Warrantholder of the right to acquire the shares of the Class (and if applicable the Common Stock into which such shares may be converted), have been duly authorized by all necessary corporate action on the part of the Company. This Agreement: (1) does not violate the Company’s Charter or current bylaws; (2) does not contravene any law or governmental rule, regulation or order applicable to it; and (3) does not and will not contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument to which it is a party or by which it is bound. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

(c) Consents and Approvals. No consent or approval of, giving of notice to, registration with, or taking of any other action in respect of any state, federal or other governmental authority or agency is required with respect to the execution, delivery and performance by the Company of its obligations under this Agreement, except for the filing of notices pursuant to Regulation D under the Act and any filing required by applicable state securities law, which filings will be effective by the time required thereby.

(d) Issued Securities. All issued and outstanding shares of capital stock and other securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All outstanding shares of capital stock and any other securities were issued in full compliance with all federal and state securities laws. In addition, as of the date immediately preceding the date of this Agreement:

(i) The authorized capital of the Company consists of 50,000,000 shares of Common Stock, of which 22,079,893 shares are issued and outstanding. The Company also has outstanding warrants to purchase 291,176 shares of Common Stock.

(ii) The Company has reserved 4,300,000 shares of Common Stock for issuance under its Stock Option Plan(s), under which 600,000 shares of restricted Common Stock are outstanding and options to purchase 1,993,932 shares of Common Stock are outstanding. There are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of the Company’s capital stock or other securities of the Company. The Company has no outstanding loans to any employee, officer or director of the Company, and the Company agrees not to enter into any such loan or otherwise guarantee the payment of any loan made to an employee, officer or director by a third party.

(e) Insurance. The Company has in full force and effect insurance policies, with extended coverage, insuring the Company and its property and business against such losses and risks, and in such amounts, as are customary for corporations engaged in a similar business and similarly situated and as otherwise may be required pursuant to the terms of any other contract or agreement.

(f) Other Commitments to Register Securities. Except as set forth in this Agreement, the Company is not, pursuant to the terms of any other agreement currently in existence, under any obligation to register under the Act any of its presently outstanding securities or any of its securities which may hereafter be issued.

(g) Exempt Transaction. Subject to the accuracy of the Warrantholder’s representations in Section 10, the issuance of the shares of the Class upon exercise of this Agreement (and, if applicable, the issuance of the Common Stock upon conversion of such shares), will each constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(2) thereof, and (ii) the qualification requirements of the applicable state securities laws.

(h) Compliance with Rule 144. If the Warrantholder proposes to sell shares of the Class issuable upon the exercise of this Agreement (or, if applicable, the Common Stock into which such shares are convertible), in compliance with Rule 144 promulgated by the SEC, then, upon Warrantholder’s written request to the Company, the Company shall furnish to the Warrantholder, within ten days after receipt of such request, a written statement confirming the Company’s compliance with the filing requirements of the SEC as set forth in such Rule, as such Rule may be amended from time to time.

(i) Information Rights. During the term of this Warrant, Warrantholder shall be entitled to the information rights contain in Section 7.1 of the Loan Agreement, and Section 7.1 of the Loan Agreement is hereby incorporated into this Agreement by this reference as though fully set forth herein, provided, however, that the Company shall not be required to deliver a Compliance Certificate once all Indebtedness (as defined in the Loan Agreement) owed by the Company to Warrantholder has been repaid.

SECTION 10. REPRESENTATIONS AND COVENANTS OF THE WARRANTHOLDER.

This Agreement has been entered into by the Company in reliance upon the following representations and covenants of the Warrantholder:

(a) Investment Purpose. This Warrant and the shares issuable upon exercise of the Warrantholder’s rights contained herein will be acquired for investment and not with a view to the sale or distribution of any part thereof, and the Warrantholder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

(b) Private Issue. The Warrantholder understands (i) that the shares of the Class issuable upon exercise of this Agreement have not been registered under the Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Agreement will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 10.

(c) Financial Risk. The Warrantholder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment.

(d) Risk of No Registration. The Warrantholder understands that if the Company does not register with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934 (the “1934 Act”), or file reports pursuant to Section 15(d) of the 1934 Act, or if a registration statement covering the securities under the Act is not in effect when it desires to sell this Warrant or the shares issuable upon exercise hereof, it may be required to hold such securities for an indefinite period. The Warrantholder also understands that any sale of this Warrant or the shares issuable upon exercise hereof which might be made by it in reliance upon Rule 144 under the Act may be made only in accordance with the terms and conditions of that Rule.

(e) Accredited Investor. Warrantholder is an “accredited investor” within the meaning of the Securities and Exchange Rule 501 of Regulation D, as presently in effect.

(f) Market Stand-Off. Warrantholder agrees not to sell any shares of Common Stock or any other securities of the Company in a public offering (excluding any shares acquired in the public markets) within such period requested by the Company’s underwriters (not to exceed 180 days in the event of the Company’s Initial Public Offering or 90 days with respect to subsequent public offerings); provided that each of the Company’s directors, officers and greater-than-1% shareholders enter into and remain bound by similar agreements and the Warrantholder shall be subject to the foregoing agreement with respect to public offerings other than an Initial Public Offering only if the holder then beneficially owns more than 1% of the Company’s outstanding Common Stock, assuming the conversion of all then outstanding convertible securities and the exercise of all then outstanding options. The Company may impose stop transfer instructions with respect to the securities of the Company subject to the foregoing restriction until the end of such “lock up” period. Warrantholder agrees that any written notice from the Company regarding the Company’s plans to file a registration statement shall be treated confidentially and that Warrantholder shall not disclose such information to any person (whether legal or natural) other than as necessary to exercise its rights under this Agreement.

SECTION 11. TRANSFERS.

Subject to compliance with applicable federal and state securities laws, this Agreement and all rights hereunder are transferable, in whole or in part, without charge to the holder hereof (except for transfer taxes) upon surrender of this Agreement properly endorsed. Each taker and holder of this Agreement, by taking or holding the same, consents and agrees that this Agreement, when endorsed in blank, shall be deemed negotiable, and that the holder hereof, when this Agreement shall have been so endorsed and its transfer recorded on the Company’s books, shall be treated by the Company and all other persons dealing with this Agreement as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented by this Agreement. The transfer of this Agreement shall be recorded on the books of the Company upon receipt by the Company of a notice of transfer in the form attached hereto as Exhibit III (the “Transfer Notice”), at its principal offices and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. Until the Company receives such Transfer Notice, the Company may treat the registered owner hereof as the owner for all purposes.

Each certificate representing shares acquired upon exercise of this Warrant shall bear a legend substantially in the following form:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may be not be offered, sold or otherwise transferred, pledged or hypothecated unless and until such securities are registered under such Act or an opinion of counsel satisfactory to the Company is obtained to the effect that such registration is not required.”

SECTION 12. MISCELLANEOUS.

(a) Effective Date. The provisions of this Agreement shall be construed and shall be given effect in all respects as if it had been executed and delivered by the Company on the date hereof. This Agreement shall be binding upon any successors or assigns of the Company.

(b) Remedies. In the event of any default hereunder, the non-defaulting party may proceed to protect and enforce its rights either by suit in equity and/or by action at law, including but not limited to an action for damages as a result of any such default, and/or an action for specific performance for any default where Warrantholder will not have an adequate remedy at law and where damages will not be readily ascertainable. The Company expressly agrees that, if the Company breaches this Agreement, it shall not oppose an application by the Warrantholder or any other person entitled to the benefit of this Agreement requiring specific performance of any or all provisions hereof or enjoining the Company from continuing to commit any such breach of this Agreement.

(c) No Impairment of Rights. The Company will not, by amendment of its Charter or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms.

(d) Attorney’s Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder relating hereto, the prevailing party shall be entitled to attorneys’ fees and expenses and all costs of proceedings incurred in enforcing this Agreement. For the purposes of this Section 12(d), attorneys’ fees shall include without limitation fees incurred in connection with the following: (i) contempt proceedings; (ii) discovery; (iii) any motion, proceeding or other activity of any kind in connection with an insolvency proceeding; (iv) garnishment, levy, and debtor and third party examinations; and (v) post-judgment motions and proceedings of any kind, including without limitation any activity taken to collect or enforce any judgment.

(e) Severability. In the event any one or more of the provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision, which comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

(f) Notices. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication that is required, contemplated, or permitted under this Agreement or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery if transmission or delivery occurs on a business day at or before 5:00 pm in the time zone of the recipient, or, if transmission or delivery occurs on a non-business day or after such time, the first business day thereafter, or the first business day after deposit with an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid (provided, that any Advance Request shall not be deemed received until Lender’s actual receipt thereof), and shall be addressed to the party to be notified as follows:

If to Warrantholder:

HERCULES TECHNOLOGY II, L.P.

Legal Department

Attention: Chief Legal Officer and Manuel Henriquez

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3060

With a copy (which shall not constitute notice) to:

Riemer & Braunstein LLP

Attn: David A. Ephraim, Esq.

Three Center Plaza

Boston, MA 02108

Facsimile: 617-880-3456

Telephone: 617-880-3455

If to the Company:

Gelesis, Inc.

Attention: Chief Executive Officer

222 Berkeley Street, Suite 1040

Boston, MA 02116

Facsimile: 617-482-3337

Telephone: 617-482-2333

or to such other address as each party may designate for itself by like notice.

(g) Entire Agreement; Amendments. This Agreement constitute[S?] the entire agreement and understanding of the parties hereto in respect of the subject matter hereof, and supersede and replace in their entirety any prior proposals, term sheets, letters, communications, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof. None of the terms of this Agreement may be amended except by an instrument executed by each of the parties hereto.

(h) Headings. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

(i) Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed (or had an opportunity to discuss) with its counsel this Agreement and, specifically, the provisions of Sections 12(n), 12(o), 12(p), 12(q) and 12(r).

(j) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(k) No Waiver. No omission or delay by Warrantholder at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by the Company at any time designated, shall be a waiver of any such right or remedy to which Warrantholder is entitled, nor shall it in any way affect the right of Warrantholder to enforce such provisions thereafter.

(l) Survival. All agreements, representations and warranties contained in this Agreement or in any document delivered pursuant hereto shall be for the benefit of Warrantholder and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

(m) Governing Law. This Agreement have been negotiated and delivered to Warrantholder in the Commonwealth of Massachusetts, and shall have been accepted by Warrantholder in the Commonwealth of Massachusetts. Delivery of shares of the Class to Warrantholder by the Company under this Agreement is due in the Commonwealth of Massachusetts. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

(n) Consent to Jurisdiction and Venue. All judicial proceedings arising in or under or related to this Agreement may be brought in any state or federal court of competent jurisdiction located in the Commonwealth of Massachusetts. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to personal jurisdiction in Suffolk County, Commonwealth of Massachusetts; (b) waives any objection as to jurisdiction or venue in Suffolk County, Commonwealth of Massachusetts; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 12(f), and shall be deemed effective and received as set forth in Section 12(f). Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

(o) Mutual Waiver of Jury Trial. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF THE COMPANY AND WARRANTHOLDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY THE COMPANY AGAINST WARRANTHOLDER OR ITS ASSIGNEE OR BY WARRANTHOLDER OR ITS ASSIGNEE AGAINST THE COMPANY. This waiver extends to all such Claims, including Claims that involve Persons other than Borrower and Lender; Claims that arise out of or are in any way connected to the relationship between the Company and Warrantholder; and any Claims for damages, breach of contract, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement.

(p) Arbitration. If the Mutual Waiver of Jury Trial set forth in Section 12(o) is ineffective or unenforceable, the parties agree that all Claims shall be submitted to binding arbitration in accordance with the commercial arbitration rules of JAMS (the “Rules”), such arbitration to occur before one arbitrator, which arbitrator shall be a retired California state judge or a retired Federal court judge. Such proceeding shall be conducted in San Francisco County, California, with California rules of evidence and discovery applicable to such arbitration. The decision of the arbitrator shall be binding on the parties, and shall be final and nonappealable to the maximum extent permitted by law. Any judgment rendered by the arbitrator may be entered in a court of competent jurisdiction and enforced by the prevailing party as a final judgment of such court.

(q) Prearbitration Relief. In the event Claims are to be resolved by arbitration, either party may seek from a court of competent jurisdiction identified in Section 12(n), any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by binding arbitration.

(r) Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument

(s) Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Warrantholder by reason of the Company’s failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable by Warrantholder. If Warrantholder institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that Warrantholder has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its officers thereunto duly authorized as of the Effective Date.

COMPANY:	GELESIS, INC.

	By:	/s/ Yishai Zohar

	Title:	Chief Executive Officer

WARRANTHOLDER	HERCULES TECHNOLOGY II, L.P., a Delaware limited partnership

	By:	Hercules Technology SBIC Management, LLC, its General Partner
	By:	Hercules Technology Growth Capital, Inc., its Manager

		By:	/s/ Scott Harvey
		Name:	Scott Harvey
		Its:	Chief Legal Officer

EXHIBIT I

NOTICE OF EXERCISE

To:

(1)	The undersigned Warrantholder hereby elects to purchase shares of the Stock of Gelesis, Inc., pursuant to the terms of the Agreement dated the day of , (the “Agreement”) between and the Warrantholder, and [CASH PAYMENT: tenders herewith payment of the Purchase Price in full, together with all applicable transfer taxes, if any.] [NET ISSUANCE: elects pursuant to Section 3(a) of the Agreement to effect a Net Issuance.]

(2)	Please issue a certificate or certificates representing said shares of Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

WARRANTHOLDER:

HERCULES TECHNOLOGY II, L.P., a Delaware limited partnership

	By:	Hercules Technology SBIC Management, LLC, its General Partner

	By:	Hercules Technology Growth Capital, Inc., its Manager

By:
		Name:	K. Nicholas Martitsch
		Its:	Associate General Counsel

EXHIBIT II

ACKNOWLEDGMENT OF EXERCISE

The undersigned                                 , hereby acknowledge receipt of the “Notice of Exercise” from Hercules Technology II, L.P. to purchase             shares of the                 Stock of Gelesis, Inc., pursuant to the terms of the Agreement, and further acknowledges that             ]shares remain subject to purchase under the terms of the Agreement.

COMPANY:

By:

Title:

Date:

EXHIBIT III

TRANSFER NOTICE

(To transfer or assign the foregoing Agreement execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Agreement and all rights evidenced thereby are hereby transferred and assigned to

(Please Print)

whose address is

Dated:

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Transfer Notice must correspond with the name as it appears on the face of the Agreement, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Agreement.